April 18, 2001

Point of Contact: Charles J.Viater
                  President/CEO


                             MFB Corp. ANNOUNCES QUARTERLY EARNINGS
                                     AND QUARTERLY DIVIDEND

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC),(the "Corporation"), parent company of MFB Financial (the "Bank"), today reported consolidated net income on an unaudited basis of $809,000 or $.59 diluted earnings per share for the three months ended March 31, 2001 compared to $724,000 or $.51 diluted earnings per share for the three months ended March 31, 2000, an earnings per share increase of 15.7%. Net income for the six months ended March 31, 2001 was $674,000 or $.49 diluted earnings per share compared to $1,413,000 or $.99 diluted earnings per share for the six months ended March 31, 2000.

Net interest income after provision for loan losses for the most recent three and six month periods totaled $2.8 million and $4.0 million compared to $2.8 million and $5.6 million for the same periods one year ago. During the three months ended March 31, 2001 total interest income increased by $725,000 compared to the same period one year ago, primarily as a result of increased volumes of loans receivable, particularly commercial and consumer loans, offset by lower yields generated on these loans related to interest rate decreases in the period. In the past twelve months, commercial loan receivables increased $36.7 million and consumer loan receivables, which include home equity term loans and lines of credit, increased $5.4 million, while mortgage loan receivables decreased $33.1 million. Total interest expense increased $650,000 during the three months ended March 31, 2001, as compared to the same period a year ago, reflecting the growth in deposits and FHLB advances. For the six months ended March 31, 2001, total interest income increased $1.9 million while total interest expense increased $1.6 million. The bank's provision for loan loss reserves was increased from $155,000 for the period ended March 31, 2000 to $2.1 million for the period ended March 31, 2001. The current year's provision includes a one-time addition of $1.8 million ($1.1 million after tax) that was established as a result of a Chapter 11 bankruptcy filing by a commercial borrower.

Noninterest income increased from $295,000 and $653,000 for the three and six months ended March 31, 2000 to $602,000 and $1.3 million for the most recent three and six month periods. These increases are primarily due to fees generated from the increasing number of core deposit account relationships, income generated from the Bank's trust department, net gains from loan sales and the servicing fees retained on these sold loans. Noninterest expenses increased from $2.0 million during the three months ended March 31, 2000 to $2.2 million during the three months ended March 31, 2001 and from $4.0 million to $4.3 million for the comparable six month periods. The noninterest expense increases are primarily attributable to staffing increases and expenses incurred in the offering of additional services to the Bank's customers.

The Corporation has increased total assets from $396.0 million as of September 30, 2000 to $412.0 million as of March 31, 2001, an increase of $16.0 million (or 4.0%). Total cash and cash equivalents increased $14.6 million from $14.5 million to $29.1 million, total securities available for sale increased $8.3 million from $41.6 million to $49.9 million, and time deposits in other financial institutions increased $2.5 million during the six month period ended March 31, 2001. Offsetting these increases was the $10.5 million decrease in total net loans outstanding during this same six month period.

Total liabilities increased from $363.5 million at September 30, 2000 to $378.6 million at March 31, 2001 primarily as the result of the $14.1 million increase in total deposits from $239.4 million to $253.6 million. Federal Home Loan Bank advances increased $2.6 million from $112.2 million to $114.8 million during the three month period, while securities sold under repurchase agreements decreased $1.9 million.

Total shareholders' equity increased from $32.5 million as of September 30, 2000 to $33.4 million as of March 31, 2001 mainly from net income of $674,000, $259,000 generated from stock option exercises, and a $609,000 adjustment to reflect the increase in the market value of securities available for sale, net of tax. These increases were offset by the repurchase of 18,260 shares of outstanding common stock during this period at a cost of $325,000 and cash dividend payments of $263,000. Book value per common share was $24.69 at March 31, 2001 compared to $23.93 at September 30, 2000.

While achieving substantial growth, the Corporation maintains asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets at March 31, 2001 was .65%.

In addition, MFB Corp. announced today that the Corporation has declared a cash dividend of $ .10 per share of Common Stock for the quarter ended March 31, 2001. The dividend is payable on May 15, 2001 to holders of record on May 1, 2001. This dividend will be the 20th consecutive quarter of dividends paid to shareholders.

The Bank is a wholly owned subsidiary of MFB Corp. providing retail and small business financial services to the Michiana area through its main office in Mishawaka and six banking centers located in St. Joseph and Elkhart counties.



















 			      MFB CORP. AND SUBSIDIARY
                  Consolidated Balance Sheets (Unaudited)
                    March 31, 2001 and September 30, 2000
                (in thousands)

March 31, September 30,
	                                             2001	  2000
ASSETS
Cash and due from financial institutions		$  10,525	$   9,693
Interest-bearing deposits in other financial
  institutions - short term			    	   18,621	    4,851
    Total cash and cash equivalents	               29,146	   14,544
Interest-bearing time deposits in other
  financial institutions	                      2,500	        -
Securities available-for-sale	                     49,895	   41,623
Federal Home Loan Bank (FHLB) stock, at cost	    6,308	    6,308
Loans held for sale, net unrealized losses
  of $0 at 3/31/01 and $131,618 at 9/30/00	    1,810	    6,494
Loans receivable, net of allowance for loan
  Losses of $3,680,000 at 3/31/01 and
  $1,672,000 at 9/30/00 	                    309,722	  315,506
Accrued interest receivable	                      1,852	    1,894
Premises and equipment, net                         5,060	    4,688
Mortgage servicing rights, net 	                  747	      611
Investment in limited partnership	                2,915	    2,948
Other assets                                        2,059	    1,387

   Total Assets	                               $412,014	 $396,003


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Deposits
    Noninterest-bearing demand deposits	     $   13,194	 $ 11,802
    Savings, NOW and MMDA deposits	               69,373	   56,569
    Other time deposits	                          171,024	  171,023
      Total deposits 	                          253,591	  239,394
  Securities sold under agreements to repurchase    7,244	    9,143
  Federal Home Loan Bank advances	              114,802	  112,152
  Advances from borrowers for taxes and insurance   1,989	    2,116
  Accrued expenses and other liabilities            1,017         684
	Total Liabilities	                          378,643	  363,489

Shareholders' Equity
  Common Stock, 5,000,000 shares authorized;
    shares issued: 1,689,417 - 3/31/01 and 9/30/00
    shares outstanding: 1,351,789 - 3/31/01,
    1,358,449 - 9/30/00 	                     13,037	    13,136
    Retained earnings - substantially restricted   28,123	    27,711
    Accumulated other comprehensive income
    (loss), net of tax	                             (307)	      (916)
    Treasury Stock, 337,628 common shares - 3/31/01
     330,968 common shares - 9/30/00               (7,482)	    (7,417)
     Total shareholders' equity	               33,371       32,514

     Total Liabilities and Shareholders'
       Equities                                  $412,014	  $396,003









        			   MFB CORP. AND SUBSIDIARY
               Consolidated Statement of Income (Unaudited)
       Three Months and Six Months Ended March 31, 2001 and 2000
       				(in thousands)



Three Months Ended March 31,   Six Months Ended March31,
2001      2000              2001      2000

Total interest income	      $7,619    $6,894	          $15,362	  $13,413

Total interest expense	       4,622     3,972	            9,258	    7,656

Net interest income	       2,997     2,922	            6,104	    5,757

Provision for loan losses	   150	  80	            2,107	      155

Net interest income after
  provision for loan losses	 2,847     2,842	            3,997	    5,602

Total non-interest income	   602	 295	            1,263 	653

Total non-interest expense	 2,231     1,978	            4,280	    3,989

Income before income taxes	 1,218     1,159	              980	    2,266

Income tax expense	         409	 435	              306	      853

  Net Income	              $809	$724	             $674	   $1,413



Basic Earnings per
  common share	          $   .60	   $   .52	           $  .50	  $  1.02


Diluted Earnings per
  common share              $   .59    $   .51	           $  .49	  $   .99
